PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet and statement of operations of Security Solutions Group, Inc. are presented as if the Asset Purchase, Sale and Transfer Agreement between SSG and DMP had been completed on January 1, 2009

 These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Brand Protection and Anti-Theft Business Segments included herein. The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations or financial position of SSG that would have been reported had the Asset Purchase, Sale and Transfer Agreement been completed as of the dates presented, and are not necessarily representative of the future  results of operations or financial position of SSG.

SECURITY SOLUTIONS GROUP, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
September 30, 2009

	Security Solutions Group	Brand Protection & Anti-Theft	Consolidated
ASSETS
Current assets:
Cash	$3,000	$107,020	$110,020
Accounts receivable, net	-	17,998	17,998
Other current assets	-	38,507	38,507
Total current assets	3,000	163,525	166,525

Fixed assets, net	-	123,285	123,285

Total assets	$3,000	$286,810	$289,810

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Due to related parties	$37,393	$-	$37,393
Accounts payable and accrued expenses	-	44,405	44,405
Total current liabilities	37,393	44,405	81,798

Total liabilities	37,393	44,405	81,798

Commitments

Stockholders’ equity:
Preferred stock (no par value, 5,000,000 shares
authorized, none issued and outstanding)	-	-	-
Common stock ($0.001 par value, 500,000,000
shares authorized, 32,720,000 shares issued and outstanding)	32,720	-	32,720
Additional paid in capital	(23,541)	-	(23,541)
Accumulated other comprehensive income	-	(22,384)	(22,384)
Contributed capital	-	1,347,819	1,347,819
Retained earnings	(43,572)	(1,083,030)	(1,126,602)
Total stockholders’ equity (deficit)	(34,393)	242,405	208,012

Total liabilities and stockholders’ equity (deficit)	$3,000	$286,810	$289,810

SECURITY SOLUTIONS GROUP, INC.
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the Nine Months ended September 30, 2009

	Security Solutions Group	Brand Protection & Anti-Theft	Consolidated

Sales	$-	$199,729	$199,729

Cost of goods sold	-	39,824	39,824

Gross profit	-	159,905	159,905

Operating expenses
Salaries	6,000	205,974	211,974
Professional fees	36,525	3,741	40,266
Travel	-	67,285	67,285
Investor relations	2,423	-	2,423
Insurance	-	29,307	29,307
Property	-	16,955	16,955
Telephone	-	13,773	13,773
General and administrative	355	7,836	8,191

Total operating expenses	45,303	344,871	390,174

Other income
Forgiveness of debt	39,277	-	39,277

Net income	$(45,303)	$(184,966)	(230,269)

Weighted average number of common
shares outstanding - basic and fully diluted	32,547,692	-	32,547,692

Net loss per share - basic and fully diluted	$(0.01)	$-	(0.01)